Exhibit 99.1

For Immediate Release

Ignite Restaurant Group Reports Second Quarter 2013 Financial Results

Houston, TX—(BUSINESS WIRE)—August 7, 2013—Ignite Restaurant Group (NASDAQ: IRG) today reported financial results for the second quarter ended July 1, 2013.

Highlights for the 13-week second quarter of 2013 were as follows:

•                  Total revenues were $228.1 million, including $86.0 million associated with Macaroni Grill, which was acquired on April 9, 2013

•                  On a comparable 13-week basis, system-wide comparable restaurant sales increased 0.7% at Joe’s Crab Shack and increased 6.4% at Brick House Tavern + Tap. Comparable sales decreased 7.4% at Macaroni Grill from the acquisition date through July 1, 2013

•                  Net loss and net loss per share were $2.5 million and $0.10, respectively

•                  Adjusted net income and adjusted net income per share (which are non-GAAP financial measures) were $1.0 million and $0.04, respectively

•                  Three new Joe’s Crab Shack restaurants opened during the second quarter of 2013 and one Brick House Tavern + Tap was converted from a Joe’s

Beginning with the first quarter of fiscal 2013, the Company adjusted its quarterly reporting calendar to four 13-week operating periods. Previously, the first three quarters of the Company’s fiscal year consisted of 12 weeks and the fourth quarter consisted of 16 weeks. As a result, financial results for the 13-week quarter ended July 1, 2013 may not be directly comparable to those of the corresponding 12-week quarter ended June 18, 2012.  However, we are able to recast revenues for the second quarter of 2012 on a 13-week basis.

Ray Blanchette, CEO of Ignite Restaurant Group, stated, “Consistent with our pre-release, we’re pleased with the sales improvement at Joe’s and the continued sales growth at Brick House. However, necessary spending increases associated with returning the Mac Grill units to appropriate staffing levels and an enhanced media buy significantly impacted our second quarter operating results. Our vision for the potential of the Macaroni Grill brand and its long term benefit to the Ignite business remains unchanged. We are encouraged by Macaroni Grill’s improving sales trends over the past 4 months and are determined to demonstrate further progress across the entire P&L as the year progresses.”

Review of Second Quarter 2013 Operating Results

Total revenues were $228.1 million in the 13-week second quarter of 2013.  Total revenues in the 12-week second quarter of 2012 were $119.9 million. Adjusting 2012 revenues to a comparable 13-week quarterly reporting period, total revenues in the second quarter of 2013 increased approximately $95.2 million, or 71.6%. The increase was driven by the acquisition of the Macaroni Grill restaurants, new restaurant development and a 1.3% increase in comparable restaurant sales associated with the Company’s legacy concepts.

•                  Revenues at Joe’s Crab Shack were $129.6 million during the second quarter of 2013 versus $121.1 million in the comparable 13 weeks of the prior year. Comparable restaurant sales at Joe’s Crab Shack increased 0.7%.

•                  Revenues at Brick House Tavern + Tap were $12.5 million in the second quarter of 2013 compared to $11.9 million in the comparable 13 weeks of the prior year. Comparable restaurant sales at Brick House Tavern + Tap increased 6.4%.

•                  Revenues at Macaroni Grill were $86.0 million, which included $751 thousand in royalty income. Comparable restaurant sales at Macaroni Grill decreased 7.4% from April 9, 2013 (date of acquisition) through July 1, 2013 versus the comparable period of the prior year.

Net loss for the 13-week second quarter of 2013 was $2.5 million, or $0.10 per diluted share. The Company’s net loss for the second quarter of 2013 included approximately $5.3 million of primarily acquisition related and labor related transition costs in connection with the acquisition of Romano’s Macaroni Grill. Excluding the impact of these items, adjusted net income and adjusted net income per diluted share (which are non-GAAP financial measures) were $1.0 million and $0.04, respectively, in the 13-week second quarter of 2013. Net income in the 12-week second quarter of 2012 was $5.5 million, or $0.25 per diluted share. Adjusting primarily for IPO-related costs incurred in the second quarter of 2012 and for the increase in weighted-average shares outstanding as a result of the IPO, adjusted net income and adjusted pro forma net income per diluted share in the 12-week second quarter of 2012 was $7.1 million and $0.28, respectively. A reconciliation between GAAP net income and adjusted net income is included in the accompanying financial data.

Development

During the second quarter of 2013, the Company opened three Joe’s Crab Shack restaurants — in Deptford, NJ, West Nyack, NY and Riverhead, NY -  and one Brick House Tavern + Tap in Parker, CO that was converted from a Joe’s. Subsequent to the end of the current quarter, one additional Joe’s Crab Shack restaurant was opened in Harlem, NY. As of August 7, 2013, the Company has opened seven restaurants in fiscal 2013.  For the remainder of the fiscal year, we expect to open as many as seven more restaurants, four of which will be new Joe’s Crab Shack restaurants, one new Brick House Tavern + Tap and converting as many as two existing restaurants to Brick House Tavern + Tap.

Conference Call

We will host a conference call to discuss our second quarter financial results today at 5:00 PM Eastern Standard Time.  Hosting the call will be Ray Blanchette, Chief Executive Officer, and Michael Dixon, President and Chief Financial Officer. The conference call can be accessed live over the phone by dialing 888-271-8586 or for international callers by dialing 913-312-1469. A replay will be available one hour after the call and can be accessed by dialing 877-870-5176 or 858-384-5517 for international callers; the password is 8218938. The replay will be available until August 14, 2013. The call will also be webcast live from the Company’s website at www.igniterestaurants.com under the investor relations section.

About Ignite Restaurant Group

At the end of the second quarter 2013, Ignite Restaurant Group, Inc. owned and operated 134 Joe’s Crab Shacks, 186 Romano’s Macaroni Grills and 16 Brick House Tavern + Taps. Ignite also franchised five Romano’s Macaroni Grills in the United States and 19 units throughout the U.S. territories and foreign countries. Each brand offers a variety of high-quality, chef-inspired food and beverages in a distinctive, casual, high-energy atmosphere.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond the Company’s control. The Company cautions you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events and results may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Examples of forward-looking statements and beliefs in this press release include those related to our planned new restaurant openings and conversions, our vision for the Romano’s Macaroni Grill Concept, and our efforts to demonstrate progress in improving our results of operations during the remainder of the year.

A number of important factors could cause actual events and results to differ materially from those contained in or implied by the forward-looking statements included in this press release, including the risk factors discussed in the Company’s Form 10-K for the year ended December 31, 2012 as supplemented by the risk factors included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended April 1, 2013 (which can both be found at the SEC’s website www.sec.gov) and each such risk factor is specifically incorporated into this press release. Any forward-looking information presented herein is made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Results of Operations

With the change in our fiscal quarters, as noted above, the second quarter and year-to-date period of 2013 represent 13 and 26 weeks of activity, respectively, while the second quarter and year-to-date period of 2012 represent only 12 and 24 weeks of activity, respectively.  As such, the quarter and year-to-date periods of each year are not comparable. We did not believe it was practicable to recast the prior year quarter and year-to-date periods to 13 and 26 weeks, respectively. The only financial information that we were able to recast on a 13-week basis for the second quarter of 2012 and 26-week basis for the year-to-date period was revenues. We are also able to report restaurant operating weeks and change in comparable restaurant sales for the comparable 13-week and 26-week periods of fiscal year 2012. We believe it is impracticable to recast other financial information because we do not have weekly cutoff procedures that would allow us to distribute expenses or cash flows to the appropriate periods in order to report the prior year on a 13-week and 26-week basis.

The following table presents the consolidated statement of operations for the thirteen and twenty-six weeks ended July 1, 2013 and the twelve and twenty-four weeks ended June 18, 2012.

Consolidated Statements of Operations	Thirteen Weeks Ended July 1, 2013		Twelve Weeks Ended June 18, 2012
	(In thousands, except percent and per share data)

Revenues	$228,132	100.0%	$119,886	100.0%
Costs and expenses
Restaurant operating costs and expenses
Cost of sales	66,765	29.3%	37,172	31.0%
Labor expenses	71,465	31.3%	31,970	26.7%
Occupancy expenses	18,896	8.3%	7,717	6.4%
Other operating expenses	48,039	21.1%	19,655	16.4%
General and administrative	16,611	7.3%	8,044	6.7%
Depreciation and amortization	7,356	3.2%	4,200	3.5%
Pre-opening costs	1,477	0.6%	1,430	1.2%
Restaurant impairments and closures	14	0.0%	57	0.0%
Loss on disposal of property and equipment	197	0.1%	171	0.1%
Total costs and expenses	230,820	101.2%	110,416	92.1%
Income (loss) from operations	(2,688)	(1.2)%	9,470	7.9%
Interest expense, net	(1,741)	(0.8)%	(2,768)	(2.3)%
Gain on insurance settlements	—	0.0%	217	0.2%
Income (loss) before income taxes	(4,429)	(1.9)%	6,919	5.8%
Income tax expense (benefit)	(1,967)	(0.9)%	1,433	1.2%
Net income (loss)	$(2,462)	(1.1)%	$5,486	4.6%

Basic and diluted net income (loss) per share data:
Net income (loss) per share
Basic and diluted	$(0.10)		$0.25
Weighted average shares outstanding
Basic	25,624		22,136
Diluted	25,624		22,137

Consolidated Statements of Operations	Twenty-Six Weeks Ended July 1, 2013		Twenty-Four Weeks Ended June 18, 2012
	(In thousands, except percent and per share data)

Revenues	$346,372	100.0%	$223,316	100.0%
Costs and expenses
Restaurant operating costs and expenses
Cost of sales	103,086	29.8%	70,087	31.4%
Labor expenses	103,372	29.8%	60,017	26.9%
Occupancy expenses	27,450	7.9%	15,249	6.8%
Other operating expenses	69,843	20.2%	38,223	17.1%
General and administrative	26,902	7.8%	14,267	6.4%
Depreciation and amortization	12,169	3.5%	8,149	3.6%
Pre-opening costs	2,568	0.7%	2,958	1.3%
Restaurant impairments and closures	31	0.0%	106	0.0%
Loss on disposal of property and equipment	392	0.1%	260	0.1%
Total costs and expenses	345,813	99.8%	209,316	93.7%
Income from operations	559	0.2%	14,000	6.3%
Interest expense, net	(2,136)	(0.6)%	(4,765)	(2.1)%
Gain on insurance settlements	300	0.1%	217	0.1%
Income (loss) before income taxes	(1,277)	(0.4)%	9,452	4.2%
Income tax expense (benefit)	(1,000)	(0.3)%	2,081	0.9%
Net income (loss)	$(277)	(0.1)%	$7,371	3.3%

Basic and diluted net income (loss) per share data:
Net income (loss) per share
Basic and diluted	$(0.01)		$0.36
Weighted average shares outstanding
Basic	25,624		20,666
Diluted	25,624		20,666

Selected Consolidated Balance Sheet Information	July 1, 2013	December 31, 2012
	(In thousands)
Cash and cash equivalents	$1,136	$6,929
Total assets	330,284	201,438
Long term debt (including current portion)	105,000	45,000
Total liabilities	223,687	95,221
Stockholders’ equity	106,597	106,217

	Thirteen Weeks Ended	Twelve Weeks Ended	Twenty-Six Weeks Ended	Twenty-Four Weeks Ended
	July 1, 2013	June 18, 2012	July 1, 2013	June 18, 2012

Selected Other Data:
Restaurants opened during the period	4	5	6	8
Number of restaurants open (end of period):
Joe’s Crab Shack	134	127	134	127
Brick House Tavern + Tap	16	16	16	16
Romano’s Macaroni Grill	186	—	186	—
Total restaurants	336	143	336	143
Restaurant operating weeks(1)
Joe’s Crab Shack	1,727	1,491	3,404	2,937
Brick House Tavern + Tap	201	192	396	384
Romano’s Macaroni Grill(2)	2,232	—	2,232	—
Average weekly sales (in thousands)
Joe’s Crab Shack	$75	$73	$69	$69
Brick House Tavern + Tap	$62	$57	$61	$56
Romano’s Macaroni Grill(2)	$38		$38
Change in comparable restaurant sales(3)
Joe’s Crab Shack	0.7%	3.1%	(0.5)%	4.2%
Brick House Tavern + Tap	6.4%	1.3%	5.2%	1.6%
Romano’s Macaroni Grill(2)	(7.4)%		(7.4)%
Total	(2.5)%	3.0%	(2.2)%	4.0%

(1)

On a thirteen week comparable quarter for 2012, restaurant operating weeks would have been 1,622 and 208 for the thirteen weeks ended July 2, 2012, and 3,191 and 416 for the twenty-six weeks ended July 2, 2012 for Joe’s Crab Shack and Brick House Tavern + Tap, respectively.

(2)	Activity for Romano’s Macaroni Grill commenced from the acquisition date of April 9, 2013.
(3)	Comparable restaurant sales for the second quarter of 2013 compares the thirteen weeks ended July 1, 2013 to the comparable thirteen week period of 2012.

Reconciliation of Non-GAAP Results to GAAP Results

The Company provided detailed explanations of these non-GAAP financial measures, including a discussion of the usefulness and purpose of each measure, in its Form 8-K filed with the Securities and Exchange Commission on August 7, 2013.

	Thirteen Weeks Ended	Twelve Weeks Ended	Twenty-Six Weeks Ended	Twenty-Four Weeks Ended
	July 1, 2013	June 18, 2012	July 1, 2013	June 18, 2012
	(In thousands, except per share data)
Net income (loss) - GAAP	$(2,462)	$5,486	$(277)	$7,371
Adjustments:
Acquisition-related expenses	4,185	—	5,203	—
IPO-related expenses	—	1,824	—	1,864
Proposed secondary offering expenses	300	—	300	—
Write-off of debt issuance costs	483	1,054	483	1,054
Nonrecurring recruitment and training expenses	327	—	327	—
Gain on insurance settlements	—	(217)	(300)	(217)
Income tax effect of adjustments above	(1,860)	(1,045)	(2,037)	(1,061)
Adjusted net income - non-GAAP	$973	$7,102	$3,699	$9,011

Weighted average shares outstanding (GAAP)
Basic	25,624	22,136	25,624	20,666
Diluted	25,624	22,137	25,624	20,666
Net income (loss) per share (GAAP)
Basic and diluted	$(0.10)	$0.25	$(0.01)	$0.36
Pro forma weighted average shares outstanding (non-GAAP)
Basic and diluted (1)		25,624		25,624
Adjusted pro forma net income per share (non-GAAP)
Basic and diluted(1)		$0.28		$0.35
Adjusted net income per share (non-GAAP)
Basic and diluted	$0.04		$0.14

(1) Reflects 6.4 million shares of common stock issued in the IPO as if it occurred at the beginning of fiscal year 2012.